Exhibit 16.1

                    [Arthur Andersen LLP letterhead and logo]


September 23, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Ladies and Gentlemen:

We have read the (a)(i), (a)(ii), (a)(iv), (a)(v) and (a)(vi) paragraphs of Item 4 included in the Form 8-K dated September 23, 1999 of Information Management Associates, Inc. filed on September 23, 1999 with the Securities and Exchange Commission and are in agreement with the statements contained therein.


/s/ Arthur Andersen LLP
-----------------------------
Arthur Andersen LLP

Arthur Andersen LLP
Hartford, CT.
September 23,1999

Copy to:
Mr. John  A. Piontkowski, Information Management Associates, Inc.